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[DRESSBARN LOGO]

                           Offer to Purchase for Cash
                                       by
                              THE DRESS BARN, INC.
                                       of
                   Up to 8,000,000 Shares of its Common Stock
                  at a Purchase Price not greater than $17.00
                         nor less than $15.00 per Share

 -------------------------------------------------------------------------------
          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
   EASTERN TIME, ON FRIDAY, OCTOBER 18, 2002, UNLESS THE OFFER IS EXTENDED.
 -------------------------------------------------------------------------------

To the Participants in Dress Barn's 401(k) Profit Sharing Retirement Savings Plan (the 'Plan') with respect to whom all or a portion of their Plan accounts are invested in common stock of The Dress Barn, Inc., a Connecticut corporation ('Dress Barn'):

    Enclosed for your consideration are the Offer to Purchase dated
September 19, 2002 and the related Letter of Transmittal in connection with the offer by Dress Barn to purchase shares of its common stock, $.05 par value per share. Dress Barn is offering to purchase up to 8,000,000 shares at a price not greater than $17.00 nor less than $15.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. As a participant in the Plan, you may tender shares that are held on your behalf in the Plan. If you wish to tender shares that are held on your behalf, you must direct the Plan to do so on your behalf by following the instructions in this letter.

    If you do not wish to direct the tender of any portion of the shares in your Plan account, you do not need to take any action. If you would like to direct the tender of some or all of the shares held on your behalf in your Plan account in response to this offer, detailed instructions on how to tender those shares are set forth below.

    THE OFFER. Dress Barn will select the lowest purchase price that will allow it to buy 8,000,000 Dress Barn shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. Dress Barn will pay the same price for all shares purchased in the offer. This offer is being extended to all of Dress Barn's shareholders, not just shareholders who are also participants in the Plan. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the 'odd lot' priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares Dress Barn seeks are properly tendered, Dress Barn will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is determined by Dress Barn and shares not purchased because of proration or conditional tenders will be returned promptly following the expiration of the offer.

    Dress Barn's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

    Dress Barn reserves the right, in its sole discretion, to purchase more than 8,000,000 shares in the offer.

    You must carefully follow the instructions below if you want to direct the trustee to tender some or all of the shares held on your behalf in your Plan account. Failure to follow these instructions properly may make you ineligible to direct the ERISA Committee to authorize the tender of the shares held in your Plan account in the offer. In accordance with your instructions, the ERISA Committee will direct Riggs National Bank, N.A., as trustee of the Dress Barn shares held in the Plan, to complete a Letter of Transmittal with respect to the shares held on your behalf in your Plan account. A tender of the shares held on your behalf in your Plan account can be made only through the ERISA Committee.






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    If you tender shares, the tender proceeds will be reinvested in Morley
Stable Value Fund. Once the tender proceeds have been credited to Morley Stable Value Fund, you may reallocate your investments among the various investment funds under the Plan in the usual manner.

    Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held on your behalf in your Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

    The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of Dress Barn. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Dress Barn residing in any jurisdiction in which the making of the offer or acceptance of the Offer would not be in compliance with the securities laws of that jurisdiction.

    It is important to note that, for administrative reasons, Plan participants who are currently investing all or a portion of their Plan accounts in Dress Barn common stock will be unable to purchase additional shares or sell existing shares during the 20 business day period during which this offer is in effect. This will be true whether or not you elect to tender all or a portion of your Dress Barn common stock in the Plan pursuant to this offer.

    TENDERING SHARES. To determine the number of shares of Dress Barn common stock currently credited to your Plan account (this is the maximum that you may tender pursuant to this offer, unless you own shares of Dress Barn common stock outside of the Plan), please go to internet web site 'USICG.com,' click on 'Plan Participants,' then click on 'Account Access' and follow the on-screen instructions.

    To instruct the ERISA Committee to authorize the tender of any or all of the shares held on your behalf in your Plan account, you must complete the enclosed Directions Form and return it to the ERISA Committee in the enclosed self-addressed envelope to:

       Dress Barn ERISA Committee
       c/o Benefit Concepts, Inc./USICG Consulting Group
       Defined Contribution Administrative Services
       95 Glastonbury Boulevard
       Glastonbury, CT 06033

    When considering whether or not to participate in the offer, it is important that you note the following:

        1. We have been advised that if the ERISA Committee has not received your Directions Form at least three business days before the expiration of the offer, the trustee will not tender any shares held on your behalf in the Plan. The offer, proration period and withdrawal rights will expire at 5:00 p.m., eastern time, on Friday, October 18, 2002, unless the offer is extended. Consequently, your Directions Form must be received by the ERISA Committee no later than 5:00 p.m., eastern time on Tuesday, October 15, 2002.

        2. Shares held on your behalf in your Plan account may be tendered at prices not greater than $17.00 nor less than $15.00 per share.

        3. The Plan is prohibited from selling shares to Dress Barn for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Dress Barn's common stock on the Nasdaq National Market at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase.

        4. The offer is for up to 8,000,000 shares, constituting approximately 21.9% of the shares outstanding as of September 13, 2002. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

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        5. Dress Barn's Board of Directors has approved the making of the offer.
    However, neither Dress Barn nor Dress Barn's Board of Directors nor the Dealer Manager of the Offer is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

        6. Your tender instructions will be held in strict confidence by the ERISA Committee and will not be divulged or released to any directors, officers or employees of Dress Barn, other than the members of the ERISA Committee and except as may be required by law.

        7. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the Dealer Manager, Depositary, Information Agent or Dress Barn or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the offer.

        8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the ERISA Committee to authorize the tender of the shares held on your behalf in your Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form. However, the new Directions Form will be effective only if it is received by the ERISA Committee on or before 5:00 p.m., eastern time, on Tuesday, October 15, 2002, three business days before the expiration of the offer. The offer is scheduled to expire at 5:00 p.m., eastern time, on Friday, October 18, 2002. Upon receipt of a timely submitted new Directions Form, your previous instructions to tender the shares will be deemed canceled. If your new Directions Form directed the ERISA Committee at the address noted below to withdraw from tender the shares held on your behalf in your plan account, you may later re-tender those shares by submitting another Directions Form at the above address so long as it is received by the ERISA Committee on or before three business days before the expiration of the offer. Additional Directions Forms may be obtained by calling the Information Agent, at (800) 431-9633, or by contacting the ERISA Committee, c/o Dress Barn, at the above referenced address, attention Ron De Martino.

    Unless you direct the ERISA Committee on the enclosed Directions Form to tender the shares held on your behalf in your Plan account, no shares will be tendered.

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                      DIRECTIONS FORM WITH RESPECT TO THE
                         OFFER TO PURCHASE FOR CASH BY
                              THE DRESS BARN, INC.
                                       OF
                   UP TO 8,000,000 SHARES OF ITS COMMON STOCK

    The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated September 19, 2002, and the related Letter of Transmittal and Letter to the Participants in Dress Barn's 401(k) Profit Sharing Retirement Savings Plan (the 'Plan') in connection with the offer by The Dress Barn, Inc., a Connecticut corporation ('Dress Barn'), to purchase up to 8,000,000 shares of its common stock, $.05 par value per share.

    These instructions will instruct the ERISA Committee to direct Riggs National Bank, N.A., as trustee for the Plan to tender the number of shares indicated below (or if no number is indicated below, all whole shares) held by the custodian for the undersigned's Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

    NOTE: Shares allocated to participant accounts for which the ERISA Committee does not receive directions will not be tendered.

    NUMBER OF SHARES TENDERED: Shares _________ (Please indicate the number of shares you wish to tender from your Plan account. If this space is left blank, the trustee will tender all whole shares from your Plan account.)

    SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER.

[ ] I want to maximize the chance of having the Company accept for purchase all the shares I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of inserting a requested price below, I hereby tender shares at, and am willing to accept, the purchase price resulting from the Offer process. This action could result in receiving a price as low as $15.00 per share.

    REQUESTED TENDER PRICE PER SHARE: Per share ___. (The requested price per share must be in increments of $.05, starting at $15.00 per share up to and including $17.00 per share.)

Dated ______________________________, 2002

________________________________________________________________________________
                                 (SIGNATURE)

Print Name:_____________________________________________________________________

Print Social Security Number:___________________________________________________

Address:________________________________________________________________________

________________________________________________________________________________

Daytime Telephone Number with Area Code:________________________________________

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